UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 2, 2022

Commission File Number: 001-36556

El Pollo Loco Holdings, Inc.

(Exact name of registrant as specified in its charter.)

Delaware	20-3563182
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3535 Harbor Blvd Suite 100, Costa Mesa, California 92626
(Address of principal executive offices)

714-599-5000

(Registrant's Telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	LOCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 27, 2022, El Pollo Loco Holdings, Inc. (the “Company”) entered into that certain Credit Agreement (the “2022 Credit Agreement”) among El Pollo Loco, Inc. (“EPL”), as borrower (the “Borrower”), the Company and EPL Intermediate, Inc. (“Intermediate”) as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent, swingline lender, and letter of credit issuer, which provides for a $150 million  senior secured revolving credit facility (the “2022 Revolver”). The 2022 Revolver includes a sublimit of $15.0 million for letters of credit and a sublimit of $15.0 million for swingline loans. On July 29, 2022, the Company made a $20.0 million payment to the 2022 Revolver and the outstanding balance as of August 4, 2022, was $20.0 million. The proceeds of the 2022 Revolver were used to refinance and terminate the 2018 Revolver and may also be used from time to time for general corporate purposes. The 2022 Revolver will mature on July 27, 2027. The obligations of EPL under the 2022 Credit Agreement and related loan documents are guaranteed by the Company and Intermediate and the obligations of each of the Company, EPL and Intermediate under the 2022 Credit Agreement and related loan documents are secured by a first priority (subject to certain permitted liens) lien on substantially all of their respective assets (subject to certain customary exceptions).

Borrowings under the 2022 Credit Agreement (other than any swingline loans) bear interest, at the Borrower’s option, at rates based upon either Term SOFR (as defined in the 2022 Credit Agreement) or a base rate, in each case plus a margin determined in accordance with a lease-adjusted consolidated leverage ratio-based pricing grid. The base rate is calculated as the highest of (a) the federal funds rate plus 0.50%, (b) Bank of America’s published prime rate, or (c) Term SOFR with a term of one-month plus 1.00%. Swingline loans under the 2022 Credit Agreement bear interest at the base rate. For base rate loans, the applicable margin may range from 0.25% to 1.25%, and for Term SOFR loans, the applicable margin may range from 1.25% to 2.25%. Borrowings under the 2022 Revolver may be repaid and subsequently reborrowed. The Company is also obligated to pay other customary facility fees for a credit facility for this size and type.

The 2022 Credit Agreement includes customary negative covenants and financial covenants, including, among others, the following (all subject to certain exceptions): a maximum lease-adjusted consolidated leverage ratio, a minimum consolidated fixed charge coverage ratio covenant and limitations on (among others) indebtedness, liens, investments, asset sales, mergers, consolidations, liquidations, dispositions, restricted payments, negative pledges, transactions with affiliates, sale-leaseback transactions and certain prepayments of debt. The 2022 Credit Agreement also includes certain affirmative covenants and events of default.

Substantially simultaneously with entry into the 2022 Credit Agreement, the Company used proceeds of borrowings under the 2022 Revolver to repay all amounts outstanding under, and terminate, that certain Credit Agreement, dated as of July 13, 2018, among EPL, as borrower, the Company and Intermediate, as guarantors, the lenders party thereto and Bank of America, N.A., as administrative agent, swingline lender and letter of credit issuer.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1

Credit Agreement, dated as of July 27, 2022, among El Pollo Loco, Inc., as borrower, El Pollo Loco Holdings, Inc., as guarantor, the other guarantors party thereto, the lenders party thereto and Bank of America, as administrative agent, swingline lender and letter of credit issuer

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Pollo Loco Holdings, Inc.

Date: August 2, 2022	By:	/s/ Anne E. Jollay
		Name:	Anne E. Jollay
		Title:	Corporate Secretary